EXHIBIT 16.1

[MARCUM LETTERHEAD]

August 31, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Avant Diagnostics, Inc. under Item 4.01 of its Form 8-K dated August 25, 2017. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements of Avant Diagnostics, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP